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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Bone Care International, Inc. on Form S-8 of our report dated August 1, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in the Annual Report on Form 10-K of Bone Care International, Inc. for the year ended June 30, 2003.



/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
December 30, 2003